MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ASCEND ACQUISITION CORP.,

ASCEND MERGER SUB, LLC,

ANDOVER GAMES, LLC

AND

THE MEMBERS OF ANDOVER GAMES, LLC

DATED AS OF DECEMBER 30, 2011

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 30, 2011, by and among Ascend Acquisition Corp., a Delaware corporation (“Ascend”), Ascend Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Ascend (“Merger Sub”), Andover Games, LLC, a Delaware limited liability company (“Andover Games”), and the persons executing the “Members Signature Page” hereto (the “Signing Members”).  The term “Agreement” as used herein refers to this Merger Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Andover Games Schedule and the Ascend Schedule, as defined in the preambles to Articles II and III hereof, respectively).

RECITALS

A.           Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Delaware Limited Liability Company Act (“DLLCA”) and other applicable provisions of Delaware law (collectively, the “Applicable Law”), Ascend, Merger Sub and Andover Games intend to enter into a business combination transaction by means of a merger in which Merger Sub will merge into Andover Games, with Andover Games being the surviving entity and becoming a wholly owned subsidiary of Ascend (the “Merger”).

B.           The board of directors of Ascend and Merger Sub and the managers of the Andover Games each has determined that the Merger is fair to, and in the best interests of, its respective company and stockholders or members, as the case may be.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

1.1         The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DLLCA, Merger Sub shall be merged with and into Andover Games, the separate limited liability company existence of Merger Sub shall cease and Andover Games shall continue as the surviving company in the Merger (the “Surviving Subsidiary”).

1.2         Effective Time; Closing.  Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by Andover Games and Ascend and specified in the Certificate of Merger being the “Effective Time” and the date of such filing being the “Effective Date”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to Ascend, 405 Lexington Avenue, 19th Floor, New York, New York 10174 at a time and date to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).  Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3         Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA and Applicable Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Subsidiary, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Subsidiary, and Andover Games shall continue as a wholly owned subsidiary of Ascend.

1.4         Governing Documents.  At the Effective Time,

(a)           the Certificate of Incorporation of Ascend attached hereto as Exhibit A shall remain in place;

(b)           the Certificate of Formation of Merger Sub in the form attached hereto as Exhibit B shall become the certificate of formation of the Surviving Subsidiary, except that Article I shall state that the name of the Surviving Subsidiary shall be “Andover Games, LLC”; and

(c)           the Operating Agreement of Merger Sub shall become the operating agreement of the Surviving Subsidiary.

1.5         Effect on Andover Games Securities.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Andover Games or the holders of any of the securities of Andover Games, the following shall occur:

(a)           Conversion of Andover Games Membership Units; Issuance to Ascend.  At the Effective Time, all of the membership units of Andover Games (“Andover Games Membership Units”) issued and outstanding pursuant to that certain Operating Agreement for Manager Managed Andover Games dated as of January 28, 2011 (the “Original Andover Games Operating Agreement”), as amended by that certain First Amended Operating Agreement for Manager-Managed Andover Games, LLC (the “First Amendment”), that certain Second Amendment to Operating Agreement of Manager-Managed Andover Games, LLC dated as of October 28, 2011 (the “Second Amendment”), and that certain Third Amendment to Operating Agreement of Manager-Managed Andover Games, LLC dated as of December 12, 2011 (the “Third Amendment” and sometimes together with the Original Andover Games Operating Agreement and the First Amendment, collectively, the “Andover Games Operating Agreement”) immediately prior to the Effective Time, will automatically be canceled and extinguished and be converted, collectively, into the right to receive an aggregate number of shares of common stock, par value $0.0001 per share, of Ascend (“Ascend Common Stock”) (the “Stock Consideration”), which Stock Consideration, the parties hereby agree shall equal seventy five percent (75%) of the fully diluted capitalization of Ascend immediately after the Closing (the “Minimum Andover Games Ownership Percentage Covenant”), giving effect to the issuance of the Stock Consideration and to the issuance of shares of Ascend Common Stock in the Total Financing (defined herein) (it being understood that if the Total Financing is not complete as of the Closing the Minimum Andover Games Ownership Percentage Covenant as of the Closing shall be proportionately increased on a pro rata basis), with each such percentage interest of the Andover Games Membership Units converted into the right to receive a pro rata portion of the Stock Consideration; provided, however, that if in connection with the Financing, shares of newly designated Ascend preferred stock, options, warrants or other convertible securities of Ascend are issued or required or promised to be issued (collectively, “Ascend Securities”) to investors (“Ascend Investors”) who purchase or agree to purchase Ascend Securities in the Financing, upon conversion or exercise of such Ascend Securities, an additional number of shares of Ascend Common Stock will be issued to each former holder of Andover Games Membership Units to prevent any additional dilution of such holder’s Ascend Common Stock ownership at that time as a result of such conversion or exercise.  Immediately following the conversion contemplated by this Section 1.5(a), 100% of the Andover Games Membership Units, as the Surviving Subsidiary, shall be issued to Ascend.  The total percentage ownership of Ascend Common Stock by the holders of Andover Games Membership Units post financing and on a fully diluted basis will be equal to 75% of all outstanding shares of Ascend Common Stock on a Fully Diluted basis and if the Total Financing is below the $4 million, then the pro-rata percentage of the holders of Andover Games Membership Units in Ascend will increase wherein each $200,000 not raised will result in such holders retaining 1% more in aggregate ownership percentage.

(b)           Adjustments to Exchange Ratios.  The numbers of shares of Ascend Common Stock that the security holders of Andover Games are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Ascend Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Ascend Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c)           Unvested or Forfeitable Units.  If any Andover Games Membership Units outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other contract or under which Andover Games or any other party has any rights, then the shares of Ascend Common Stock issued in exchange for such Andover Games Membership Units will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Ascend Common Stock may accordingly be marked with appropriate legends.  Andover Games shall take all action that may be necessary to ensure that, from and after the Effective Time: (i) such shares of Ascend Common Stock shall remain so unvested and subject to such repurchase option, risk of forfeiture or other condition; (ii) such shares of Ascend Common Stock need not be delivered or transferred, as the case may be, until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (iii) Ascend is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other contract held by Andover Games prior to the Effective Time.

(d)           No Fractional Shares.  No fraction of a share of Ascend Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each security holder of Andover Games who would otherwise be entitled to a fraction of a share of Ascend Common Stock (after aggregating all fractional shares of Ascend Common Stock that otherwise would be received by such holder) shall be deemed to receive from Ascend, in lieu of such fractional share, one (1) share of Ascend Common Stock.

(e)           Membership Units of Merger Sub. All issued and outstanding membership Units of Merger Sub shall automatically, and without any action on the part of the holder thereof, be converted into an aggregate of 100% of the validly issued, fully paid and non-assessable membership units of the Surviving Subsidiary to be issued to Ascend pursuant to Section 1.5(a).

1.6         Surrender of Certificates.

(a)           Exchange Agent.  Continental Stock Transfer and Trust Company shall be designated by the parties hereto to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b)           Procedure.  Subject to Section 1.14 below, certificates representing the shares of Ascend Common Stock shall be issued to the holders of Andover Games Membership Units upon surrender of the certificates or instruments representing all of the outstanding Andover Games Membership Units (collectively, “Andover Games Certificates”) as provided for herein or otherwise agreed by the parties.  Promptly after the Effective Time, and in no event more than three (3) business days thereafter, Ascend shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of Andover Games Certificates: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Andover Games Certificates shall pass, only upon delivery of the Andover Games Certificates to the Exchange Agent and shall contain such other customary provisions as Ascend may reasonably specify), and (ii) instructions for use in effecting the surrender of the Andover Games Certificates in exchange for the shares of Ascend Common Stock to which the holder of such Andover Games Certificates is entitled as a result of the Merger (and any dividends or other distributions pursuant to Section 1.5(b)).  Upon surrender of the Andover Games Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Ascend, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Andover Games Certificates shall be entitled to receive in exchange therefor such certificates representing the number of shares of Ascend Common Stock, less the applicable Escrow Shares (defined below), for which their shares of Andover Games Membership Units are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.5(b), and the Andover Games Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Andover Games Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable shares of Ascend Common Stock issuable pursuant to Section 1.5(a).

(c)           Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Ascend Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Andover Games Certificates with respect to the shares of Ascend Common Stock to be issued upon surrender thereof until the holders of record of such Andover Games Certificates shall surrender such Andover Games Certificates. Subject to applicable law, following surrender of any such Andover Games Certificates with a properly completed letter of transmittal, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the certificates representing shares of Ascend Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Ascend Common Stock.

(d)           Transfers of Ownership.  If certificates representing the shares of Ascend Common Stock are to be issued in a name other than that in which the Andover Games Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Andover Games Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Ascend or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of Ascend Common Stock in any name other than that of the registered holder of the Andover Games Certificates surrendered, or established to the satisfaction of Ascend or any agent designated by it that such tax has been paid or is not payable.

(e)           Termination of Exchange Agent Obligations.  Shares of Ascend Common Stock held by the Exchange Agent that have not been delivered to holders of Andover Games Certificates within six months after the Effective Time shall promptly be delivered to Ascend, and thereafter holders of Andover Games Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 1.6 shall thereafter look only to Ascend (subject to abandoned property, escheat and similar laws) for their claim for shares of Ascend Common Stock and any dividends or distributions pursuant to Section 1.5(b) with respect to shares of Ascend Common Stock to which they are entitled.

(f)           No Liability.  Notwithstanding anything to the contrary in this Section 1.6, neither the Exchange Agent, Ascend, the Surviving Subsidiary, Andover Games nor any party hereto shall be liable to a holder of shares of Andover Games Membership Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7         No Further Ownership Rights in Andover Games Stock.  All Ascend Common Stock deemed issued to security holders of Andover Games upon consummation of the Merger and conversion of the Andover Games Membership Units shall be deemed to have been issued in full satisfaction of all rights pertaining to the corresponding outstanding Andover Games Membership Units and there shall be no further registration of transfers on the records of the Surviving Subsidiary of the Andover Games Membership Units that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Andover Games Certificates are presented to Ascend for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8         Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”).  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.9         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Ascend with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Andover Games and the Surviving Subsidiary, the then current officers and directors of Andover Games, and the officers and directors of Ascend shall take all such lawful and necessary action.

1.10       Escrow.  As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement, an aggregate number of shares of Ascend Common Stock to be received by the holders of Andover Games Membership Units, allocated pro rata amongst such holders, representing five percent (5%) of the shares of Ascend Common Stock to be outstanding immediately after the Closing Date, shall be deposited into escrow (the “Escrow Shares), in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between Ascend, the Committee (defined below), the Representative (defined below) and Continental Stock Transfer & Trust Company (“CST&T”), as escrow agent (“Escrow Agent”), in form and substance mutually and reasonably agreed to by Ascend and Andover Games and providing for the terms contemplated by Article VII hereof (the “Escrow Agreement”).  The Escrow Agreement shall provide that, on the 5th business day after Ascend has filed with the SEC its Annual Report on Form 10-K for the fiscal year ending December 31, 2011 (the “Escrow Release Date”), the Escrow Agent shall release the Escrow Shares, less that portion thereof applied in satisfaction of or reserved with respect to indemnification claims in connection with claims made pursuant to Section 7.1(a) of this Agreement (“Escrow Claims”).  Any Escrow Shares due to be released on the Escrow Release Date that continue to be held with respect to any unresolved Escrow Claim shall be delivered to the stockholders of Andover Games in the same proportions as originally deposited into escrow, promptly upon such resolution, subject to reduction, if any, for the indemnification obligation associated with such resolved Escrow Claim.

1.11        Committee and Representative for Purposes of Escrow Agreement.

(a)          Ascend Committee.  The Board of Directors of Ascend hereby designates Jonathan J. Ledecky to serve as the committee to take all necessary actions and make all decisions pursuant to the Escrow Agreement.  If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor.  Failing such designation within ten (10) business days after Mr. Ledecky has ceased to serve, the Board of Directors of Ascend shall appoint as a successor a Person who would qualify as an “independent” director of Ascend and who has not had any relationship with Andover Games or the stockholders of Andover Games prior to the Closing.  Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b)          Representative.  Andover Games and the Signing Members hereby designate Craig dos Santos to represent the interests of the Persons entitled to receive Ascend Common Stock as a result of the Merger for purposes of the Escrow Agreement.  If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor.  Failing such designation within ten (10) business days after the Representative has ceased to serve, those members of the Board of Directors of Ascend who were directors of Andover Games prior to the Closing shall appoint as successor a Person who was a former member of Andover Games or such other Person as such members shall designate.  Such Persons or their successors are intended to be the “Representative” referred to in Article VII hereof and the Escrow Agreement.

1.12       Signing Member Matters.

(a)          By his, her or its execution of this Agreement, each Signing Member, in his, her or its capacity as a member of Andover Games, hereby approves and adopts this Agreement and authorizes Andover Games and its managers and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits.  Such execution shall be deemed to be action taken by the irrevocable written consent of each Signing Member for purposes of the relevant provisions of the DLLCA and other Applicable Law.

(b)          Each Signing Member for himself, herself or itself only, represents and warrants as follows:

(i)           he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Ascend and all persons acting on Ascend’s behalf concerning the business and operations of Ascend and to obtain any additional information to the extent Ascend possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(ii)          he, she or it has had access to the Ascend SEC Reports (defined below) filed prior to the date of this Agreement;

(iii)         that the execution and delivery of this Agreement by such Signing Member does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined), except (1) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Signing Member or Andover Games or, after the Closing, Ascend, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement;

(iv)         that he, she or it owns his respective Andover Games Membership Units listed on Schedule 1.12(b)(iv) as being owned by him, her or it free and clear of all Liens, except as set forth in Schedule 1.12(b)(iv), and subject to the Andover Games Operating Agreement.

(c)          Each Signing Member that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of Section 1.10(b).

1.13       Lock Up Agreements.  Simultaneously with the execution of this Agreement, each person or entity listed on Schedule 1.13, representing all of the officers and directors of Andover Games and each member of Andover Games currently owning in excess of 20% of the Andover Games Membership Units, on the one hand, and Jonathan Ledecky, on the other hand, are executing and delivering to Ascend agreements (“Lock Up Agreements”) in the form of Exhibit C hereto.

1.14       Investment Representation.   All shares of Ascend Common Stock issued in accordance with the terms hereof shall, when issued, be restricted shares and may not be sold, transferred or otherwise disposed of by the holders thereof without registration under the Securities Act or an available exemption from registration under the Securities Act.  The certificates representing the shares of Ascend Common Stock issued in accordance with the terms hereof will contain the appropriate restrictive legends, and Ascend shall issue appropriate stop-transfer instructions to the Ascend transfer agent with respect to such shares of Ascend Common Stock.  Prior to the Closing, each holder of record (as of the Effective Time) of Andover Games Certificates, which immediately prior to the Effective Time represented outstanding Andover Games Membership Units whose interests were converted into the right to receive shares of Ascend Common Stock pursuant to Section 1.5, shall provide an investment representation letter (the “Representation Letters”) in the form attached hereto as Exhibit D.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ANDOVER GAMES

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Andover Games Schedule”), Andover Games hereby represents and warrants to Ascend as follows:

2.1         Organization.  Andover Games is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. Andover Games has the corporate power and authority to own its properties and to conduct its business as currently contemplated, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.  Andover Games is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andover Games.

2.2         Subsidiaries.  Except as set forth on Schedule 2.2, Andover Games does not presently own an interest in any other corporation, association or other business entity and is not a party to any joint venture, partnership or similar arrangement.

2.3         Financial Statements. Andover Games has provided to Ascend consolidated financial statements in draft form (including any related notes thereto) of Andover Games for the interim ten month period ending December 31, 2011 (“Draft Audited Financial Statements”).  Prior to Closing, Andover Games will provide to Ascend a correct and complete copy of the unaudited consolidated financial statements (including any related notes thereto) of Andover Games for interim ten month period ending December 31, 2011 (the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presents in all material respects the financial position of Andover Games at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that such Financial Statements are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Andover Games.

2.4         No Liabilities. Andover Games has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Andover Games, except (i) liabilities provided for in or otherwise disclosed in a balance sheet or in the related notes to the Financial Statements, (ii) liabilities incurred since December 31, 2011 in the ordinary course of business, none of which would reasonably be expected to have a Material Adverse Effect, or (iii) expenses incurred by Andover Games directly in relation to its financing activities in 2011.

2.5         Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between Andover Games or any of its subsidiaries and an unconsolidated or other off balance sheet entity that is not disclosed in the Financial Statements or that otherwise could be reasonably likely to have a Material Adverse Effect.

2.6         Absence of Material Changes. Since the date of Andover Games’ most recent Financial Statements, except as set forth on Schedule 2.6, Andover Games has not incurred any Material Adverse Change (except as otherwise contemplated by clauses (i) through (iii) in Section 2.4, above).

2.7         Legal Proceedings. Except as set forth on Schedule 2.7, there is not pending or, to the knowledge of Andover Games, threatened or contemplated, any action, suit or proceeding to which Andover Games is a party or of which any property or assets of Andover Games is the subject before or by any court or governmental agency, authority or body, or any arbitrator, which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

2.8         Contracts. Schedule 2.8 sets forth a list of the following documents which Andover Games is a party to:

(i)          any agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to Andover Games and which are otherwise material or not entered into in the ordinary course of business;

(ii)         any contract, lease or agreement involving payments in excess of $50,000, which is not cancelable by Andover Games, without penalty on not less than 60 days notice;

(iii)        any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money or pledging or granting a security interest in any assets with a value in excess of $50,000;

(iv)        any employment contracts, non-competition agreements, invention assignments, severance or other agreements with officers, directors or stockholders of Andover Games or persons related to or affiliated with such persons;

(v)         any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of Andover Games, including, without limitation, any agreement with any stockholder of Andover Games which includes, without limitation, antidilution rights, voting arrangements or operating covenants;

(vi)        any pension, profit sharing, retirement, stock option or stock ownership plans;

(vii)       any royalty, dividend or similar arrangement based on the revenues or profits of Andover Games or based on the revenues or profits derived from any material contract;

(viii)      any acquisition, merger, asset purchase or other similar agreement entered into in the past 12 months; or

(ix)        any agreement under which Andover Games has granted any person registration rights for its securities.

All of the agreements listed on Schedule 2.8 are referred to herein collectively as “Andover Games Contracts.”

Each of the Andover Games Contracts which purports by its terms to be in effect is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately following the Effective Date.

2.9         Due Authorization and Enforceability.  Andover Games has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to engage in the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation by Andover Games of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Andover Games (including the approval by its managers), and no other corporate proceedings on the part of Andover Games are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DLLCA and the terms and conditions of this Agreement.  This Agreement and the other agreements and documents contemplated hereby have been duly authorized, executed and delivered by Andover Games, and each constitutes a valid, legal and binding obligation of Andover Games, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

2.10       No Conflict. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Andover Games and the consummation of the transactions herein and therein contemplated by Andover Games will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over Andover Games or any of its material properties, (B) any of the Andover Games Contracts, or (C) Andover Games’ Charter Documents, except, as it pertains to clauses (A) and (B), as would not individually or in the aggregate reasonably be expected have a Material Adverse Effect on Andover Games.

2.11       No Consents Required. Except for the consents set forth on Schedule 2.11 and for the filing of the Certificate of Merger with the appropriate authorities pursuant to the DLLCA, no consent, approval, authorization or order of, or filing with, any Governmental Entity is required for the execution, delivery and performance of this Agreement by Andover Games or for the consummation of the transactions contemplated hereby by Andover Games, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Andover Games is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder and (iii) where the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Andover Games or, after the Closing, Ascend, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.12       Capitalization. All of the issued and outstanding Membership Units of the Company consist solely of the 9,999,999 Membership Units held by the Signing Members. All such Membership Units have been duly authorized and validly issued, fully paid and nonassessable, issued in compliance with all federal and state securities laws and have not been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing or satisfied. Except as set forth on Schedule 2.12, there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Andover Games any Membership Units of, or other ownership interest in, Andover Games.

2.13       Preemptive Rights. Except as set forth on Schedule 2.13, there are no statutory or contractual preemptive rights or other rights to subscribe for or to purchase, any securities of Andover Games pursuant to Andover Games’ Charter Documents or any agreement or other instrument to which Andover Games is a party or by which Andover Games is bound.

2.14       Registration Rights.  Except as set forth on Schedule 2.14, no person has any right to require Andover Games to register any shares of Andover Games Membership Units under the Securities Act.

2.15       Permits. Andover Games holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or self-regulatory body required for the conduct of its business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and Andover Games is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

2.16       Good Title to Property.    Andover does not own or lease any real property.  There are no options or other contracts under which Andover has a right or obligation to acquire or lease any interest in real property.  Andover Games has good and marketable title in fee simple to all personal property owned by it other than Andover Games Intellectual Property, which is covered by Section 2.17 hereof, in each case free and clear of all liens, claims, security interests, other encumbrances or defects except such as are described in Schedule 2.16 or in the Financial Statements, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

2.17       Intellectual Property.

(a)           Andover Games owns or possesses the Andover Games Trademarks (as defined below) or rights thereto necessary for the conduct of its business as now being conducted, except to the extent such failure to own or possess such Andover Games Trademarks would not have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 2.17(a) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of Andover Games, there is no infringement, misappropriation or violation by third parties of any such Andover Games Trademarks; (B) there is no pending or, to Andover Games’ knowledge, threatened action, suit, proceeding or claim by others challenging the rights of Andover Games in or to any such Andover Games Trademarks, and Andover Games is unaware of any facts which would form a reasonable basis for any such claim; (C) the Andover Games Trademarks owned by Andover Games have not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to Andover Games’ knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Andover Games Trademarks, and Andover Games is unaware of any facts which would form a reasonable basis for any such claim; (D) there is no pending or, to Andover Games’ knowledge, threatened action, suit, proceeding or claim by others that Andover Games infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others, Andover Games has not received any written notice of such claim and Andover Games is unaware of any other facts which would form a reasonable basis for any such claim; and (E) to Andover Games’ knowledge, no current employee of Andover Games is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, or nondisclosure agreement. Except as set forth on Schedule 2.17(a), Andover Games is not a party to or bound by any options, licenses or agreements with respect to the Andover Games Trademarks.  The term “Andover Games Trademarks” means the trademarks “DinoPark” and “Andover Games”.

(b)           Except as set forth on Schedule 2.17(b), Andover Games believes that it owns or possesses other Andover Games Intellectual Property (as defined below) or rights thereto necessary for the conduct of the business of Andover Games as now being conducted.  Except as set forth on Schedule 2.17(b) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of Andover Games, there is no infringement, misappropriation or violation by third parties of any such Andover Games Intellectual Property; (B) there is no pending or, to Andover Games’ knowledge, threatened action, suit, proceeding or claim by others challenging the rights of Andover Games in or to any such Andover Games Intellectual Property; (C) the Andover Games Intellectual Property has not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to Andover Games’ knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Andover Games Intellectual Property; (D) there is no pending or, to Andover Games’ knowledge, threatened action, suit, proceeding or claim by others that Andover Games infringes, misappropriates or otherwise violates any Andover Games Intellectual Property or other proprietary rights of others, Andover Games has not received any written notice of such claim and Andover Games is unaware of any other facts which would form a reasonable basis for any such claim; and (E) to Andover Games’ knowledge, no current employee of Andover Games is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, or nondisclosure agreement. Except as set forth on Schedule 2.17(b), Andover Games is not a party to or bound by any options, licenses or agreements with respect to the Andover Games Intellectual Property.  The term “Andover Games Intellectual Property” means all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property, with the exception of the Trademarks discussed above.

2.18       No Violation. Andover Games is not (A) in violation of its Charter Documents, (B) in material breach of or otherwise in material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any material obligation, agreement or condition contained in any Andover Games Contract, to which it is subject or by which it may be bound, or to which any of the material property or assets of Andover Games is subject or (C) in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Andover Games.

2.19       Taxes. Except as set forth on Schedule 2.19, Andover Games has timely filed (or requested in good faith an extension to the filing of) all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which Andover Games is contesting in good faith.  All such returns are true, correct and complete in all material respects.  No audit or other examination of any return of Andover Games by any tax authority is presently in progress, nor has Andover Games been notified in writing of any request for such an audit or other examination.  To Andover Games’ knowledge, it does not have any liability for any unpaid taxes which have not been accrued for or reserved on Andover Games’ balance sheets included in the Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid taxes that may have been accrued since the end of the most recent fiscal year in connection with the operation of the business of Andover Games in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Andover Games or, if any such account is material, it has been accrued on the books and records of Andover Games in accordance with U.S. GAAP.

2.20       No Broker’s Fees.  Andover Games has not incurred any liability, nor will it incur, directly or indirectly, any liability, for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby which will become the liability of Ascend or will be a liability of the Surviving Subsidiary to be paid after Closing.

2.21       Insurance.  Andover does not maintain any insurance policies.

2.22       No Labor Disputes. No labor problem or dispute with the employees of Andover Games exists, or, to Andover Games’ knowledge, is threatened, which would reasonably be expected to have a Material Adverse Effect. Andover Games is not aware that any key employee or significant group of employees of Andover Games plans to terminate employment with Andover Games.  Andover Games is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Andover Games and Andover Games is not aware of any activities or proceedings of any labor union to organize any such employees.

2.23       Defined Benefit Plans. Andover Games has not maintained or contributed to a defined benefit plan as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). No plan maintained or contributed to by Andover Games that is subject to ERISA (an “ERISA Plan”) (or any trust created thereunder) has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code that could subject Andover Games to any material tax penalty on prohibited transactions and that has not adequately been corrected. Each ERISA Plan is in compliance in all material respects with all reporting, disclosure and other requirements of the Code and ERISA as they relate to such ERISA Plan, except for any noncompliance which would not result in the imposition of a material tax or monetary penalty. With respect to each ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, either (i) a determination letter (or opinion letter, if applicable) has been issued by the Internal Revenue Service stating that such ERISA Plan and the attendant trust are qualified thereunder, or (ii) the remedial amendment period under Section 401(b) of the Code with respect to the establishment of such ERISA Plan has not ended and a determination letter application will be filed with respect to such ERISA Plan prior to the end of such remedial amendment period. Andover Games has never completely or partially withdrawn from a “multiemployer plan,” as defined in Section 3(37) of ERISA.

2.24       Compliance with Environmental Laws. Andover Games (a) is in material compliance with any and all applicable foreign, federal, state and local laws, orders, rules, regulations, directives, decrees and judgments relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of human health and safety or the environment which are applicable to its businesses (“Environmental Laws”), (b) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business; and (c) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of subsections (a), (b) and (c) of this Section 2.24 as would not, individually or in the aggregate, have a Material Adverse Effect.

2.25       Minute Books. The minute books of Andover Games representing all existing records of all meetings and actions of the managers (including any committees thereof) and stockholders or members (collectively, the “Corporate Records”) of Andover Games since its formation through the date of the latest meeting and action have been made available to Ascend. All such Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such Corporate Records.

2.26       Foreign Corrupt Practices. Neither Andover Games nor, to Andover Games’ knowledge, any other person associated with or with the authority to act on behalf of Andover Games, including without limitation any director, officer, agent or employee of Andover Games has, directly or indirectly, while acting on behalf of Andover Games (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law, (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payments.  Andover Games’ internal accounting controls and procedures are sufficient to cause it to comply with the FCPA.

2.27       Money Laundering Laws. The operations of Andover Games are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the applicable money laundering statutes of all governmental bodies or regulatory agencies having jurisdiction over Andover Games, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency with jurisdictions over Andover Games (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Andover Games with respect to the Money Laundering Laws is pending, or to the knowledge of Andover Games, threatened against Andover Games.

2.28       OFAC. None of Andover Games or, to the knowledge of Andover Games, any director, officer, agent, employee or affiliate of Andover Games, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

2.29       Proprietary Information Agreements.  Each current employee and officer of Andover Games has executed an agreement with Andover Games regarding the protection of Andover Games’ confidentiality and proprietary information.  Andover Games is not aware that any of its current employees or officers is in violation thereof, and Andover Games will use its reasonable commercial efforts to prevent any such violation prior to the Closing.  Andover Games is not aware that any former employee failed to execute similar agreements with Andover Games or that any such former employee is in violation of any such agreement.

2.30       Solvency.  Andover Games has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (e) made an offer of settlement, extension or composition to its creditors generally.

2.31       Related Party Transactions.  Except as set forth on Schedule 2.31, no employee, officer, member, stockholder or director of Andover Games or a member of any of the foregoing individuals’ immediate family (collectively, “Related Parties”) is indebted to Andover Games, nor is Andover Games indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Andover Games and (iii) for other standard employee benefits made generally available to all employees (not including option agreements outstanding under any option plan approved by the Managers of Andover Games).  To Andover Games’ knowledge, no Related Party has any direct or indirect ownership interest in any firm or corporation with which Andover Games is affiliated or with which Andover Games has a business relationship, or any firm or corporation that competes with Andover Games, except that Related Parties may own stock in publicly traded companies that may compete with Andover Games.  To the best of Andover Games’ knowledge, except as set forth on Schedule 2.31, no Related Party is, directly or indirectly, interested in any Andover Games Contract with Andover Games (other than such contracts as relate to any such person’s ownership in, or other securities of, Andover Games or such person’s employment with Andover Games).

2.32       Representations and Warranties Complete.  The representations and warranties of Andover Games included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder (excluding any and all drafts of such documentation), are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.33       Survival of Representations and Warranties.  The representations and warranties of Andover Games set forth in this Agreement shall survive the Closing until, and shall terminate and be of no further force or effect on, the Escrow Release Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ASCEND

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Ascend Schedule”), each of Ascend and Merger Sub represent and warrant to, and covenant with, Andover Games and the Signing Members, as follows:

3.1         Organization.  Each of Ascend and Merger Sub is duly organized and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. Each of Ascend and Merger Sub has full corporate power and authority to own its properties and to conduct its business as currently contemplated, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.  Each of Ascend and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Andover Games to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ascend or Merger Sub.

3.2         Subsidiaries.  Other than Ascend’s ownership of Merger Sub, neither Ascend nor Merger Sub presently own an interest in any other corporation, association or other business entity.  Neither Ascend nor Merger Sub is a party to any joint venture, partnership or similar arrangement.

3.3         SEC Filings; Financial Statements.  Ascend has made available to Andover Games a correct and complete copy of each report, schedule, form registration statement and definitive proxy statement filed by Ascend with the SEC (the “Ascend SEC Reports”), which are all the forms, schedule reports and documents required to be filed by Ascend with the SEC prior to the date of this Agreement.  All Ascend SEC Reports required to be filed by Ascend during the last two fiscal years and the interim period prior to the date of this Agreement were filed in a timely manner except as set forth on Schedule 3.3.  As of their respective dates the Ascend SEC Reports:  (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Ascend SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in this Article III Ascend makes no representation or warranty whatsoever concerning any Ascend SEC Report as of any time other than the date or period with respect to which it was filed.

(a)           Each set of financial statements (including, in each case, any related notes thereto) contained in Ascend SEC Reports, including each Ascend SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Ascend at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Ascend taken as a whole.

(b)           Merger Sub has never made any filing with the SEC and it neither is, nor ever has been, required to make any such filing.

3.4         No Liabilities. Except as set forth on Schedule 3.4, neither Ascend nor Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in any Ascend SEC Report that are, individually or in the aggregate, material to the business, results of operations or financial condition of Ascend, except (i) liabilities provided for in or otherwise disclosed in a balance sheet or in the related notes to the financial statements included in any Ascend SEC Report or (ii) liabilities incurred since December 31, 2010 in the ordinary course of business, none of which would reasonably be expected to have a Material Adverse Effect.

3.5         Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between either Ascend or Merger Sub or any of their respective subsidiaries and an unconsolidated or other off balance sheet entity that is not disclosed in the financial statements included in the Ascend SEC Reports or that otherwise could be reasonably likely to have a Material Adverse Effect.

3.6         Absence of Material Changes. Except as contemplated by this Agreement, since December 31, 2010, neither Ascend nor Merger Sub has incurred any Material Adverse Change (except as otherwise contemplated by clauses (i) through (ii) in Section 3.4, above).

3.7         Legal Proceedings. There is no pending or, to the knowledge of Ascend or Merger Sub, threatened or contemplated, any action, suit or proceeding to which Ascend or Merger Sub is a party or of which any property or assets of Ascend or Merger Sub is the subject before or by any court or governmental agency, authority or body, or any arbitrator, which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

3.8         Contracts. Except as set forth in the Ascend SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality, nondisclosure and indemnification agreements with executive officers and directors, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations of any kind, whether written or oral, to which Ascend or Merger Sub is a party or by or to which any of the properties or assets of Ascend or Merger Sub may be bound, subject or affected, which either (a) creates or imposes a liability greater than $5,000, or (b) may not be cancelled by Ascend or Merger Sub on less than 30 days’ or less prior notice (“Ascend Contracts”) without penalty.  All Ascend Contracts are listed in Schedule 3.8.  Each of the Ascend Contracts which purports by its terms to be in effect is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately following the Effective Date.

3.9         Due Authorization and Enforceability.  Each of Ascend and Merger Sub has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to engage in the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation by Ascend and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Ascend and Merger Sub (including the approval by its boards of directors), and no other corporate proceedings on the part of Ascend or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement, other than the filing of the Information Statement by Ascend on Schedule 14(f) (“Schedule 14(f))” as set forth in Section 5.1.  This Agreement and the other agreements and documents contemplated hereby have been duly authorized, executed and delivered by Ascend and Merger Sub, and each constitutes a valid, legal and binding obligation of Ascend and Merger Sub, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

3.10       No Conflict. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Ascend and Merger Sub and the consummation of the transactions herein and therein contemplated by Ascend and Merger Sub will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over Ascend or Merger Sub or any of its properties, (B) any agreement or instrument to which Ascend or Merger Sub is a party or by which it is bound or to which any of its property is subject, or (C) Ascend’s or Merger Sub’s Charter Documents, except, as it pertains to clauses (A) and (B), as would not individually or in the aggregate reasonably be expected have a Material Adverse Effect on Ascend or Merger Sub.

3.11       No Consents Required. Except for the filing of the Certificate of Merger with the appropriate authorities pursuant to the DLLCA, and the filing of the Schedule 14(f) and waiting the requisite waiting periods for notice (as set forth in Section 5.1), no consent, approval, authorization or order of, or filing with, any Governmental Entity is required for the execution, delivery and performance of this Agreement by Ascend and Merger Sub or for the consummation of the transactions contemplated hereby by Ascend and Merger Sub, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Andover Games is licensed or qualified to do business, (ii) for the filing of any notifications required under the HSR Act, and the expiration of the required waiting period thereunder and (iii) where the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ascend or Merger Sub or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.12       Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Ascend consists of 300,000,000 shares of Ascend Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Ascend Preferred Stock”), of which 8,731,675 shares of Ascend Common Stock are issued and outstanding and no shares of Ascend Preferred Stock are issued and outstanding.   All issued and outstanding shares of Ascend Common Stock are fully paid, nonassessable and validly issued in compliance with Applicable Law, federal and state securities laws, and the rules and regulations of the United States Securities and Exchange Commission.  Other than the Ascend Common Stock and Ascend Preferred Stock, Ascend has no class or series of securities authorized by its Charter Documents.

(b)           As of the date of this Agreement, the authorized units of Merger Sub consists of 1,000 units (“Merger Sub Units”), of which 1 unit is issued and outstanding.  There are no options, warrants, voting agreements or other rights outstanding with respect to the Merger Sub Units.

(c)           There are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Ascend any shares of the capital stock of Ascend.

3.13       Preemptive Rights. There are no statutory or contractual preemptive rights or other rights to subscribe for or to purchase, any securities of Ascend or Merger Sub pursuant to the Charter Documents or Ascend or Merger Sub or any agreement or other instrument to which Ascend or Merger Sub is a party or by which Ascend or Merger Sub is bound.

3.14       Registration Rights.  No person has any right to require Ascend to register any shares of Ascend Common Stock under the Securities Act.

3.15       Permits. Ascend and Merger Sub hold, and are operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or self-regulatory body required for the conduct of their respective business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and each of Ascend and Merger Sub is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

3.16       Good Title to Property. Neither Ascend nor Merger Sub owns or leases any real property or personal property.  There are no options or other contracts under which Ascend or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.17       Intellectual Property. Neither Ascend nor Merger Sub owns, licenses or otherwise has any right, title or interest in any intellectual property or trademarks.

3.18       No Violation. Neither Ascend nor Merger Sub is (A) in violation of its Charter Documents, (B) in material breach of or otherwise in material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any material obligation, agreement or condition contained in any Ascend Contract, to which it is subject or by which it may be bound, or to which any of the material property or assets of Ascend or Merger Sub is subject or (C) in violation of any Legal Requirements with respect to the conduct of its business, the ownership or operation of its business, or the issuance of its capital stock, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Ascend or Merger Sub.

3.19       Taxes. Each of Ascend and Merger Sub has timely filed (or requested in good faith an extension to the filing of) all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which such party is contesting in good faith.  All such returns are true, correct and complete in all material respects.  No audit or other examination of any return of Ascend or Merger Sub by any tax authority is presently in progress, nor has Ascend or Merger Sub been notified in writing of any request for such an audit or other examination.  Neither Ascend nor Merger Sub has any liability for any unpaid taxes which have not been accrued for or reserved on Ascend’s or Merger Sub’s balance sheets included in the financial statements filed with the Ascend SEC Reports, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid taxes that may have been accrued since the end of the most recent fiscal year in connection with the operation of the business of Ascend or Merger Sub in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Ascend or Merger Sub or, if any such account is material, it has been accrued on the books and records of Ascend or Merger Sub in accordance with U.S. GAAP.

3.20       No Broker’s Fees.  Neither Ascend nor Merger Sub has incurred any liability, nor will either incur, directly or indirectly, any liability, for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.21       Insurance.  Neither Ascend nor Merger Sub maintains any insurance policies.

3.22       No Labor Disputes. No labor problem or dispute with the employees of Ascend or Merger Sub exists, or, to Ascend’s or Merger Sub’s knowledge, is threatened, which would reasonably be expected to have a Material Adverse Effect.  Neither Ascend nor Merger Sub is aware that any key employee or significant group of employees of Ascend or Merger Sub plans to terminate employment with Ascend or Merger Sub.  Neither Ascend nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Ascend or Merger Sub and neither Ascend or Merger Sub is aware of any activities or proceedings of any labor union to organize any such employees.

3.23       Defined Benefit Plans. Neither Ascend nor Merger Sub maintains, or has any liability under, any ERISA Plan.

3.24       Compliance with Environmental Laws. Each of Ascend and Merger Sub (a) is in compliance with any and all applicable Environmental Laws, (b) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business; and (c) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of subsections (a), (b) and (c) of this Section 3.24 as would not, individually or in the aggregate, have a Material Adverse Effect.

3.25       Minute Books. The Corporate Records of Ascend and Merger Sub since their respective dates of formation through the date of the latest meeting and action have been made available to Andover Games. All such Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such Corporate Records.

3.26       Foreign Corrupt Practices. Neither Ascend nor Merger Sub nor, to Ascend’s nor Merger Sub’s knowledge, any other person associated with or with the authority to act on behalf of Ascend or Merger Sub, including without limitation any director, officer, agent or employee of Ascend or Merger Sub has, directly or indirectly, while acting on behalf of Ascend or Merger Sub (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law, (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, (iii) violated or is in violation of any provision of the FCPA or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payments.  Ascend’s internal accounting controls and procedures are sufficient to cause it to comply with the FCPA.

3.27       Money Laundering Laws. The operations of Ascend and Merger Sub are and have been conducted at all times in compliance in all material respects with applicable Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Ascend or Merger Sub with respect to the Money Laundering Laws is pending, or to the knowledge of Ascend or Merger Sub, threatened against Ascend or Merger Sub.

3.28       OFAC. None of Ascend, Merger Sub or, to the knowledge of Ascend or Merger Sub, any director, officer, agent, employee or affiliate of Ascend or Merger Sub, is currently subject to any U.S. sanctions administered by the OFAC.

3.29       Related Party Transactions.  Except as set forth on Schedule 3.29, no Ascend or Merger Sub Related Parties are indebted to Ascend or Merger Sub, nor is Ascend or Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of them. To Ascend’s knowledge, except as set forth on Schedule 3.29, no Ascend or Merger Sub Related Party has any direct or indirect ownership interest in any firm or corporation with which Ascend or Merger Sub is affiliated or with which Ascend or Merger Sub has a business relationship, or any firm or corporation that competes with Ascend or Merger Sub, except that Related Parties may own stock in publicly traded companies that may compete with Andover Games, Ascend or Merger Sub.  To the best of Ascend’s knowledge, except as set forth on Schedule 3.29, no Related Party is, directly or indirectly, interested in any Ascend Contract with Ascend or Merger Sub (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Ascend or such person’s employment with Ascend).

3.30       Representations and Warranties Complete.  The representations and warranties of Ascend and Merger Sub included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.31       Survival of Representations and Warranties.  The representations and warranties of Ascend and Merger Sub set forth in this Agreement shall survive until and terminate at the Escrow Release Date.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1         Conduct of Business by Ascend, Merger Sub and Andover Games.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Ascend, Merger Sub and Andover Games shall, except to the extent that the other party shall otherwise consent in writing or as contemplated by this Agreement or as set forth in Schedule 4.1, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws and regulations (except where noncompliance would not be reasonably expected to have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable best efforts  consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.  In addition, except as required or permitted by the terms of this Agreement and except as set forth in Schedule 4.1, without the prior written consent of the other party, which cannot be unreasonably withheld, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Ascend, Merger Sub and Andover Games shall not do any of the following:

(a)           Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)           Grant any severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)           With respect to Andover Games, sell, transfer or license to any person or otherwise extend, amend or modify any material rights to any Andover Games Intellectual Property or Andover Games Trademarks, or enter into grants to sell, transfer or license to any person future patent rights, except in the ordinary course of business consistent with past practice;

(d)           Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)           Purchase, redeem or otherwise acquire, directly or indirectly, any Membership Units or other equity securities or ownership interests, except pursuant to the terms of the Andover Games Operating Agreement;

(f)           Except as contemplated by this Agreement, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Membership Units or other equity securities or ownership interests or any securities convertible into or exchangeable for Membership Units or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any Membership Units or other equity securities or ownership interests or any securities convertible into or exchangeable for Membership Units or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such units, equity securities or other ownership interests or convertible or exchangeable securities;

(g)           Amend its Charter Documents;

(h)           Except as contemplated by this Agreement, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Ascend or Andover Games, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i)            Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)            Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Ascend or Andover Games, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)           Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or to conform to the requirements of any Applicable Law;

(l)            Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements included in the Ascend SEC Reports filed prior to the date of this Agreement or Andover Games’ Draft Audited Financial Statements, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Andover Games is a party or of which Andover Games is a beneficiary or to which Ascend is a party or of which Ascend is a beneficiary, as applicable;

(m)          Except in the ordinary course of business consistent with past practices, modify, amend or terminate any material Andover Games Contract or Ascend Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)           Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)           Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12-month period;

(p)           Settle any litigation where the consideration given is other than monetary or to which a Related Party is a party;

(q)           Make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

(r)            Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s)           Permit any Person to exercise any of its discretionary rights under any ERISA Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t)            Make capital expenditures except in accordance with prudent business and operational practices consistent with past practices;

(u)           Make or omit to take any action which would be reasonably expected to have a Material Adverse Effect;

(v)           Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with past practices;  or

(w)           Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v) above.

4.2         Exclusivity

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Andover Games and each Signing Member, on the one hand, and Ascend and Jon Ledecky, on the other hand (each such party, an “Obligated Party”), shall not, and each Obligated Party shall cause such party’s respective officers, directors, employees, representatives and agents, as applicable, not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any person or entity (other than the Ascend) concerning any Merger Transaction (defined below) or (ii) take any other action intended or designed to facilitate the efforts of any person or entity (other than Ascend or Andover Games, as the case may be) relating to a possible Merger Transaction.  For purposes of this Agreement, the term “Merger Transaction” shall mean any of the following involving Andover Games or any subsidiary of Andover Games or Ascend or any subsidiary of Ascend, as the case may be: (i) any merger, consolidation, share exchange, business combination or other similar transaction; or (ii) any sale, lease, exchange, transfer or other disposition of any of the assets of Andover Games/Ascend or subsidiaries (other than in the normal course of business consistent with past practice) or any shares of the capital stock of Andover Games/Ascend or any subsidiary in a single transaction or series of transactions.

(b)           In the event that there is an unsolicited proposal for or an unsolicited indication of a serious interest in entering into a Merger Transaction, communicated to an Obligated Party or any of their respective officers, directors or employees or any of their representatives or agents, such party shall immediately (and in no less than 48 hours) give written notice of same to the other party who was not so solicited.

4.3         Noncompetition/Nonsolicitation.

(a)           Noncompetition.

(i)           For and in consideration of the Merger contemplated herein, during the period commencing with the Closing Date and ending on the second anniversary of the Closing Date (the “Noncompetition Period”), each of the Signing Members agrees that he shall not engage in any “Competitive Activity” in the “Restricted Territory” (as both are defined below).

(ii)          “Business” shall mean and include the creation and distribution of gaming and mobile entertainment applications on current smartphone and other mobile platforms, namely iOS and Android, as well as future competing smartphone and mobile platforms, and conducting such other activities directly related to and in furtherance of the foregoing as may be necessary, advisable or appropriate in the opinion of the Board of Directors.

(iii)         “Competitive Activity” shall mean any Signing Member or any Affiliate of a Signing Member, directly or indirectly (or having any interest in, or performing any services for, any Person directly or indirectly) engaging in any activity competitive with the Business as it is currently conducted or proposed to be conducted by Ascend as of the Closing Date.  Notwithstanding the foregoing, but subject to the obligations set forth in the First Look Side Letters (defined below), each of the Signing Members may continue his activities in respect of the specific entities listed on Schedule 4.3(a)(iii).

(iv)         “Restricted Territory” shall mean worldwide.

(v)          Notwithstanding the foregoing, the provisions of this Section 4.3(a) shall not prevent a Signing Member from beneficially owning (i) up to five percent (5%), on a full-diluted basis, of the total shares of all classes of stock outstanding of any corporation having securities listed on the NYSE, the NYSE Amex, or traded on NASDAQ, or (ii) an interest in the entities listed on Schedule 4.3(a)(v) (“Existing Private Passive Holdings”), whether or not such entities may be competitive with the Business, provided such Signing Member in either case is not taking an active role in the management of such entity; provided further, however, that in respect of such Existing Private Passive Holdings only, to the extent that such Signing Member desires to take on an active role in the management of such entity, either as a director, officer, manager or otherwise, such Signing Member may only do so if he complies with the provisions of the First Look Side Letter and, if he is in compliance therewith, then such active role shall not be a violation of the noncompetition covenant set forth in this Section 4.3.

(b)           Nonsolicitation. For and in consideration of the Merger contemplated herein, during the Noncompetition Period, each of the Signing Members agrees that he shall not directly or indirectly solicit, induce, recruit or encourage any of Ascend’s or its subsidiaries employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away such employees, either for himself or for any other person or entity.

(c)           Scope and Choice of Law.  It is the understanding of the parties that the scope of the covenants contained in this Section 4.3, both as to time and area covered, are necessary to protect the rights of Ascend and the goodwill that is a part of the Business of Andover Fund to be acquired by Ascend.  It is the parties’ intention that these covenants be enforced to the greatest extent in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants.  It being the purpose of this Agreement to govern competition by a Signing Member in the Restricted Territory, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.  The prohibitions in Section 4.3 above shall be deemed, and shall be construed as separate and independent agreements between Ascend on the one hand, and each Signing Member,  respectively, on the other.  If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.

(d)           Covenants; Remedy for Breach.  The parties agree that, in the event of breach or threatened breach of a Signing Member’s covenants in this Section 4.3, the damage or imminent damage to the value and the goodwill of Ascend and the Business of Andover Games will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate.  Accordingly, the parties agree that Ascend shall be entitled to injunctive relief against such Signing Member in the event of any breach or threatened breach of any of such covenants by such Signing Member, in addition to any other relief (including damages) available to Ascend under this Agreement or under applicable law.  Nothing herein shall be construed as prohibiting Ascend from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages

ARTICLE V

ADDITIONAL AGREEMENTS

5.1         Schedule 14(f) of Ascend.

(a)           As of the date of this Agreement, Ascend has obtained the consent of a majority of its outstanding shares of Common Stock in accordance with the DGCL to approve the change in control of Ascend resulting from the Merger and this Agreement and the transactions contemplated hereby.  Except as otherwise agreed in writing by Ascend and Andover Games, as promptly as practicable after the execution of this Agreement, Ascend shall file with the SEC and distribute the Schedule 14(f) for the purpose of notifying the holders of Ascend Common Stock prior to the Merger of the approval of the matters set forth in Section 5.1(a) together with such matters as Ascend may deem necessary.

(b)           Andover Games shall cooperate and use its commercially reasonable efforts to supply Ascend with all requisite information necessary that Ascend requests to complete the Schedule 14(f).

(c)           The information supplied by Andover Games in response to requests by Ascend for inclusion in the Schedule 14(f) shall not, at the time the Schedule 14(f) is filed with the SEC or distributed to the holders of Ascend Common Stock prior to the Merger and on the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading.

(d)           The information as being supplied by Ascend for inclusion in the Schedule 14(f) shall not, at the time the Schedule 14(f) is filed with the SEC or distributed to the holders of Ascend Common Stock prior to the Merger and on the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading.

(e)           If, at any time prior to the Effective Date, any event or circumstance relating to Andover Games, Ascend, Merger Sub or any of their respective officers or directors should be discovered which should be set forth in an amendment to the Schedule 14(f), such party shall promptly inform the other and Ascend shall promptly file and distribute such amendment to the Schedule 14(f).

(f)           All documents that Ascend is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

5.2         Blue Sky Compliance. Ascend shall use its commercially reasonable efforts to avail itself of any exemptions or to qualify or otherwise register the shares of Ascend Common Stock to be issued pursuant to the Merger under the securities or Blue Sky Laws of every jurisdiction of the United States in which a Andover Games stockholder has an address on the records of Andover Games, on the record date for determining Andover Games stockholders entitled to notice of and to vote on the Merger, except any such jurisdiction with respect to which counsel for Ascend has determined that such qualification is not required under the securities or Blue Sky Laws of such jurisdiction.

5.3         Directors and Officers of Ascend and Surviving Subsidiary After Merger.

(a)           Subject to compliance with the Securities Act and Exchange Act and the rules and regulations promulgated thereunder and specifically the filing of the Schedule 14(f) and waiting the requisite waiting periods for notice, after the Effective Date, the Board of Directors of Ascend will be made up of six (6) directors, including Jonathan J. Ledecky, Craig dos Santos, Jeremy Zimmer and three persons designated by Craig dos Santos.

(b)           Immediately after the Effective Date, the officers of Ascend shall be:

(i)           Craig dos Santos – Chief Executive Officer; and

(ii)          Jonathan J. Ledecky - Chairman and Interim Chief Financial Officer.

(c)           Immediately after the Effective Date, the managers and officers of the Surviving Subsidiary shall be:

(i)           Craig dos Santos – Chief Executive Officer and Manager; and

(ii)          Richie Hecker – Executive Vice President and Manager.

5.4         HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Ascend and Andover Games shall each prepare and file the notifications and any other information required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notifications in accordance with all applicable requirements of all Governmental Entities.  Ascend and Andover Games shall cooperate in good faith with each other and such Governmental Entities.  Ascend and Andover Games shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions, (c) request an early termination of the waiting period under the HSR Act and (d) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation.  Filing fees with respect to the notifications required under the HSR Act shall be shared equally by Ascend and Andover Games.

5.5         Other Actions.

(a)           As promptly as practicable after execution of this Agreement, Ascend shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which Andover Games shall review, comment upon and approve (which approval shall not be unreasonably withheld or delayed) prior to filing.  Any language included in the Signing Form 8-K, may henceforth be used by Ascend in other filings made by it with the SEC and in other documents distributed by Ascend in connection with the transactions contemplated by this Agreement without further review or consent of Andover Games.  Promptly after the execution of this Agreement, Ascend and Andover Games shall also mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)           Ascend and Andover Games shall cooperate with each other to prepare a draft Form 8-K announcing the Closing and to include the Financial Statements prepared by Andover Games and Marcum LLP, Andover Games’ accountant (“Marcum”), and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”).  Prior to Closing, Ascend and Andover Games shall mutually agree on and issue a press release announcing the consummation of the Merger hereunder (“Closing Press Release”).  Concurrently with the Closing, Ascend shall distribute the Closing Press Release.  Concurrently with the Closing, or as soon as practicable thereafter, Ascend shall file the Closing Form 8-K with the Commission.

(c)           Andover Games and Ascend shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity.

5.6         Required Information.  In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Schedule 14f, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of Ascend and/or Andover Games to any Government Entity or other third party in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, Andover Games and Ascend each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders (including the directors of Ascend and Andover Games to be elected effective as of the Closing pursuant to Section 6.4 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of Andover Games and Ascend to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.  Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.7         Confidentiality; Access to Information.

(a)           Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information (“Confidential Information”) received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  A party may disclose the Confidential Information to its  financial advisors, accountants, counsel and other representatives (collectively “Advisors”), provided that such Advisors agree to be bound by the provisions of this Section 5.7 and the party disclosing Confidential Information to its Advisors is responsible for such Advisor’s compliance with this Section 5.7.  Such confidentiality obligations will not apply to (i) information which was known to a party or its respective agents prior to receipt from the other party; (ii) information which is or becomes generally known other than by breach of the covenants set forth in this Section 5.7; (iii) information acquired by a party or its respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.  In the event this Agreement is terminated as provided in Article VIII hereof, each party (x) will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (y) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b)           Access to Information.

(i)           Andover Games will afford Ascend and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and key personnel of Andover Games during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which of which have been disclosed to Ascend), to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of Andover Games as Ascend may reasonably request.  No information or knowledge obtained by Ascend in any investigation pursuant to this Section 5.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii)           Ascend will afford Andover Games and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Ascend during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which have been disclosed to Andover Games), to obtain all information concerning the business, including properties, results of operations and personnel of Ascend, as Andover Games may reasonably request.  No information or knowledge obtained by Andover Games in any investigation pursuant to this Section 5.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.8         Public Disclosure.  From the date of this Agreement until Closing or termination of this Agreement, the parties shall cooperate in good faith to jointly prepare and mutually agree upon all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior consent of Ascend (in the case of Andover Games) or Andover Games (in the case of Ascend), except as otherwise provided by this Agreement or as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system.  Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any party determines with the advice of counsel that it is required to make this Agreement or any terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any party to its counsel, accountants, investors, and other professional advisors.

5.9         Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, Ascend and its board of directors, and Andover Games and its Managers, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable best efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Ascend or Andover Games to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.10       Lock Up Agreements; Sale Restrictions.  Concurrently with the execution of this Agreement, each person or entity listed on Schedule 1.13, representing all of the officers and managers of Andover Games and each member of Andover Games currently owning Andover Games Membership Units, and Jonathan Ledecky, each is executing a Lock Up Agreement.  No sales of shares of Ascend Common Stock issued as a result of the Merger shall be made by any of the foregoing individuals or entities during the period prescribed by and as otherwise permitted pursuant by the Lock Up Agreements.

5.11       No Securities Transactions.  Neither Andover Games, the Signing Members, nor Jonathan Ledecky, nor any of their respective affiliates, directly or indirectly, shall engage in any transactions involving the securities of Ascend prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  Andover Games shall use its commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.12       Disclosure of Certain Matters.  Each of Ascend and Andover Games will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives rise to the reasonable expectation by such party that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Andover Games or Ascend, or (e) would require any amendment or supplement to the Schedule 14f.  The parties shall have the obligation to supplement or amend Andover Games Schedules and Ascend Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date.  Notwithstanding any such amendment or supplementation, for purposes of Sections 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.13       Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)           All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Ascend as provided in the Charter Documents of Ascend or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)           For a period of six (6) years after the Closing Date, Ascend shall cause to be maintained in effect policies of directors’ and officers’ liability insurance with coverage and amounts as set forth on Schedule 5.13 with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)           If Ascend or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Ascend assume the obligations set forth in this Section 5.13.

(d)           The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Ascend for all periods ending on or before the Closing Date and may not be changed without the consent of Committee.

5.14       Insider Loans; Equity Ownership in Subsidiaries.  Andover Games shall use its commercially reasonable best efforts to cause each Insider of Andover Games or its subsidiaries to, at or prior to Closing (i) repay to Andover Games any loan by Andover Games to such Person and any other amount owed by such Person to Andover Games; (ii) cause any guaranty or similar arrangement pursuant to which Andover Games has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own any direct equity interests in any subsidiary of Andover Games or in any other Person that utilizes the name “Andover Games” or any other names comprising the Intellectual Property or any derivative thereof.

5.15       $250,000 Bridge Loan from Ascend to Andover Games.  On the date hereof, Ascend shall make a bridge loan to Andover Games in the principal amount of $50,000 in cash in immediately available funds (the “Initial Bridge Loan”).  Within three (3) Business Days of the date hereof, Ascend shall make an additional bridge loan to Andover Games in the principal amount of $200,000 in cash immediately available funds (the “Second Bridge Loan” and together with the “Initial Bridge Loan”, the “Bridge Loan”).  Andover Games shall execute and deliver promissory notes (the “Bridge Notes”) evidencing such Initial Bridge Loan and Second Bridge Loan at the interest rate, term and other conditions set forth in the form of promissory note attached hereto as Exhibit E.

5.16       Access to Financial Information.  Andover Games will, and will cause its auditors to (a) continue to provide Ascend and its advisors access to all of Andover Games’ financial information used in the preparation of its Financial Statements and Draft Audited Financial Statements and (b) cooperate fully with any reviews performed by Ascend or its advisors of any such financial statements or information.

5.17       Audited Financial Statements.  Andover Games shall use its commercially reasonable efforts to deliver to Ascend the Audited Financial Statements as soon as practicable.  The Audited Financial Statements shall be audited by Marcum and shall comply with U.S. GAAP.

5.18       Financing.  Prior to the Closing, Ascend shall use its commercial best efforts to raise at least $4 million of equity capital through the sale of Ascend Capital Stock (as defined below) (the “Total Financing”); provided, however, that, as described in Section 6.2(m) hereof, the $4 million in Total Financing may be raised in two separate tranches, with the first tranche (the “First Tranche Financing”) raising no less than a $2.0 million, and the second tranche (the “Second Tranche Financing”), to be closed no later than 30 days thereafter, raising the balance of the Total Financing.  As used in this Section 5.18, the term “Ascend Capital Stock” shall mean each, and any combination, of (i) Ascend Common Stock; (ii) warrants to purchase Ascend Common Stock provided the exercise price is not less that the average sale price of Ascend Common Stock or common stock equivalents sold in the Financing and does not include anti-dilution provisions that allow for adjustment to the exercise price other than for splits, combinations, recapitalizations, mergers and the like; and (iii) Ascend Preferred Stock, provided that (A) the only provision of the Ascend Preferred Stock that is senior or preferential to the Ascend Common Stock is a liquidation preference that allows the holder a liquidation preference equal to the purchase price per share in the event of a liquidation, dissolution or sale of Ascend prior to the effectiveness (“Effectiveness”) of a secondary registration statement filed with the SEC covering the shares of Ascend Common Stock underlying the Ascend Preferred Stock and (B) the Ascend Preferred Stock automatically converts to Ascend Common Stock immediately upon Effectiveness; provided, further, that in no event shall any of the terms or conditions associated with the sale of the Capital Stock include any registration rights greater than the registration rights previously granted by Ascend and currently outstanding, any board nomination or approval rights or any corporate governance or investor rights.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1         Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           Schedule 14(f). The Schedule 14(f) shall have been distributed by Ascend not less than 10 days prior to the Closing Date to all the holders of shares of Ascend Common Stock as of the date of distribution which will be a day prior to the Closing Date in accordance with the Securities Act and Exchange Act and the rules and regulations thereunder promulgated by the SEC.

(b)           HSR Act; No Order.  All specified waiting periods under the HSR Act shall have expired, and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

6.2         Additional Conditions to the Obligations of Andover Games and the Signing Members.  The obligations of Andover Games and the Signing Members to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Andover Games:

(a)           Representations and Warranties.  Each representation and warranty of Ascend and Merger Sub contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to any immaterial corrections or updates pursuant to Section 5.12, on and as of the Closing Date with the same force and effect as if made on the Closing Date,  and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to any immaterial corrections or updates pursuant to Section 5.12, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Andover Games shall have received a certificate with respect to the foregoing signed on behalf of Ascend and Merger Sub by an authorized officer of Ascend and Merger Sub (“Ascend Closing Certificate”).

(b)           Agreements and Covenants.  Each of Ascend and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Ascend Closing Certificate shall include a provision to such effect.

(c)           No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Ascend to issue the securities contemplated by this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)           Consents.  Each of Ascend and Merger Sub shall have obtained the consents, waivers and approvals set forth on Schedule 6.2(d).

(e)           Material Adverse Effect.  No Material Adverse Effect with respect to Ascend or Merger Sub shall have occurred since the date of this Agreement.

(f)          SEC Compliance.  Immediately prior to Closing, Ascend shall be in compliance in all material respects with the reporting requirements under the Securities Act and Exchange Act.

(g)         Lock Up Agreements.  The Lock Up Agreements shall have been executed and delivered and shall be in full force and effect.

(h)         Opinion of Counsel.  Andover Games shall have received an opinion of counsel from Graubard Miller, counsel to Ascend, to be mutually and reasonably agreed upon by Andover Games and Ascend.

(i)          Other Deliveries.  At or prior to Closing, Ascend shall have delivered to Andover Games (i) copies of resolutions and actions taken by Ascend’s or Merger Sub’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, (ii) such other documents or certificates as shall reasonably be required by Andover Games and its counsel in order to consummate the transactions contemplated hereunder, and (iii) a certificate attesting to the incumbency of the officers of Ascend and Merger Sub.

(j)          Resignation.  Jonathan Ledecky shall have resigned from the position of Chief Executive Officer of Ascend to be effective at the Effective Time.

(k)         Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Ascend and shall be in full force and effect with respect to Ascend.

(l)          Ascend Stock Plan.  Ascend’s Board of Directors shall have adopted and approved, subject to Ascend’s stockholder approval which the Board shall recommend to the stockholders as soon as reasonably practicable after the Closing, a new stock award plan for employees, directors and other service providers in a form customary for companies similar in stage and industry as Ascend and reserving for issuance under such new plan approximately 7% of Ascend’s fully diluted capital stock at the time of adoption.

(m)        Financing. At least the First Tranche of the Total Financing (as defined in Section 5.18 above) shall have been completed or shall be completed simultaneously with the Closing.

(n)         Employment/Consulting Agreements.  Each of Craig dos Santos and Richie Hecker shall have executed an employment agreement and consulting agreement, respectively, with Ascend, effective as of the Closing, providing for an annual base salary of $225,000 for Mr. dos Santos as Ascend’s CEO and an annual base salary of $150,000 for Mr. Hecker, in substantially the forms currently in place with Andover Games.

(o)         Indemnification Agreements.  Ascend and each of the new members of the Board of Directors effective as of the Closing shall have entered into the Indemnification Agreement in the form to be mutually agreed upon by Ascend and the Andover Games prior to Closing.

(p)         D&O Insurance. Effective no later than the Closing, Ascend shall maintain valid, outstanding and enforceable “directors and officers” liability insurance from a nationally reputable, financially sound insurance company reasonably acceptable to Andover Games with limits no less than $5,000,000 for a minimum of one year after the Closing Date.

(q)         Minimum Andover Games Ownership Percentage Condition.  The Minimum Andover Games Ownership Percentage Condition shall be satisfied simultaneously with the Financing condition described in Section 6.2(m) above.

(r)          Board of Directors.  At the Effective Time, the Board of Directors of Ascend will be made up of six (6) directors, including Jonathan J. Ledecky, Craig dos Santos, Jeremy Zimmer and three persons designated by Craig dos Santos

6.3         Additional Conditions to the Obligations of Ascend and Merger Sub.  The obligations of Ascend and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Ascend:

(a)         Representations and Warranties.  Each representation and warranty of Andover Games and the Signing Members contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to any immaterial corrections or updates pursuant to Section 5.12, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to any immaterial corrections or updates pursuant to Section 5.12, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.  Ascend shall have received a certificate with respect to the foregoing (to the extent the foregoing pertains to the representations and warranties of Andover Games) signed on behalf of Andover Games by an authorized officer or Manager of Andover Games (“Andover Games Closing Certificate”).

(b)         Agreements and Covenants.  Andover Games and the Signing Members shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and Andover Games Closing Certificate shall include a provision to such effect.

(c)         No Litigation.  No action, suit or proceeding shall be pending or threatened in writing before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Andover Games to issue the securities contemplated by this Agreement or Ascend to own, operate or control any of the assets and operations of Andover Games following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)         Consents.  Andover Games shall have obtained the consents, waivers and approvals set forth on Schedule 6.3(d).

(e)         Material Adverse Effect.  No Material Adverse Effect with respect to Andover Games shall have occurred since the date of this Agreement.

(f)          Lock Up Agreements.  The Lock Up Agreements shall have been executed and delivered and shall be in full force and effect.

(g)         Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Representative and shall be in full force and effect with respect to the Representative.

(h)         Representation Letters. Representation Letters from each holder of shares of Andover Games Membership Units shall have been delivered to Ascend and no more than 35 of such holders shall have indicated that they are not an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(i)          Opinion of Counsel.  Ascend shall have received an opinion of counsel from Greenberg Traurig LLP, counsel to Andover Games, to be mutually and reasonably agreed upon by Andover Games and Ascend.

(j)          Other Deliveries.  At or prior to Closing, Andover Games shall have delivered to Ascend:  (i) copies of resolutions and actions taken by Andover Games' Managers and Members in connection with the approval of this Agreement and the transactions contemplated hereunder, (ii) such other documents or certificates as shall reasonably be required by Ascend and its counsel in order to consummate the transactions contemplated hereunder, and (iii) a certificate attesting to the incumbency of the officers of Andover Games.

(k)         Insider Loans; Equity Ownership in Subsidiaries.  All outstanding indebtedness owed by any Related Party of Andover Games shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.31, and all outstanding guaranties and similar arrangements pursuant to which Andover Games has guaranteed the payment or performance of any obligations of any Related Party of Andover Games to a third party shall have been terminated, and no Related Party shall own any direct equity interests in any subsidiary of Andover Games or in any other Person that utilizes the name “Andover Games” or any other name comprising the Andover Games Intellectual Property or any derivative thereof.

(l)          Financial Statements.   The Audited Financial Statements shall not be materially different than the Draft Audited Financial Statements, and the audit report on the Audited Financial Statements shall not contain any material qualifications not contained in the Draft Audited Financial Statements, or omit any material qualifications contained in the Draft Audited Financial Statements, and shall not utilize any accounting procedure that is materially different from that used in connection with the Draft Audited Financial Statements with respect to any material item set forth in the Audited Financial Statements.

(m)        Contractor Agreement. Jonathan Ledecky shall have executed a contractor agreement with Ascend, effective as of the Closing, providing for an annual base contractor fee of $150,000, and appointing him as Ascend’s Chairman in a form to be mutually agreed by Mr. Ledecky and Andover Games prior to the Closing.

(n)         Right of First Look Side Letter Agreement.  Each of the Signing Members shall have executed the Right of First Look Side Letter Agreement in substantially the form attached hereto as Exhibit F (the “First Look Side Letter”), effective as of the Closing.

ARTICLE VII

INDEMNIFICATION

7.1         Indemnification of Ascend.

(a)         Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Ascend and its representatives, successors and permitted assigns (the “Ascend Indemnitees”) shall be indemnified, defended and held harmless with respect to the matters under Sections 7.1(a)(i) and 7.1(a)(ii), below, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Ascend Indemnitee by reason of, arising out of or resulting from:

(i)          the inaccuracy or breach of any representation or warranty of Andover Games contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Andover Games to Ascend pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)         the non-fulfillment or breach of any covenant or agreement of Andover Games or any of the Signing Members contained in this Agreement.

(b)         As used in this Article VII, the term “Losses”, subject to Section 7.4(e) hereof, shall include all actual losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable out-of-pocket legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.  Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Ascend Indemnitees may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(c)         To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Ascend shall use reasonable best efforts to obtain the maximum recovery under such insurance; provided that Ascend Indemnitees shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Ascend for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative.  If Ascend has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(d)         To the extent that any Losses that are subject to indemnification pursuant to this Article VII are deductible for income tax purposes by the Signing Members, the amount of any Loss shall be reduced by the income tax savings to such party as a result of the payment of such Loss.

7.2         Indemnification of Signing Members.

(a)         Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), each of the Signing Members and their respective representatives, successors and permitted assigns (the “Andover Indemnitees”) shall be indemnified, defended and held harmless with respect to the matters under Sections 7.2(a)(i) and 7.2(a)(ii), below, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Ascend Indemnitee by reason of, arising out of or resulting from:

(i)          the inaccuracy or breach of any representation or warranty of Ascend contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Ascend to Andover Games and/or the Signing Members pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)         the non-fulfillment or breach of any covenant or agreement of Ascend contained in this Agreement.

(b)         To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, each of the Signing Members shall use reasonable best efforts to obtain the maximum recovery under such insurance; provided that Andover Indemnitees shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Andover Indemnitees for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by Ascend.  Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(c)         To the extent that any Losses that are subject to indemnification pursuant to this Article VII are deductible for income tax purposes by the Signing Members, the amount of any Loss shall be reduced by the income tax savings to such party as a result of the payment of such Loss.

7.3         Indemnification of Third Party Claims.

(a)         Third Party Claims Against the Ascend Indemnitees. The indemnification obligations and liabilities of the Signing Members, through the Representative (the “Andover Indemnifying Party(ies)”) under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an Ascend Indemnitee by a Person other than Andover Games or a Signing Member (an “Ascend Third Party Claim”) shall be subject to the following terms and conditions:

(i)          Notice of Claim.  Ascend, acting through the Committee, will give the Representative, as representative of the Andover Indemnifing Parties prompt written notice (a “Ascend Notice of Claim”) after receiving written notice of any Ascend Third Party Claim or discovering the liability, obligation or facts giving rise to such Ascend Third Party Claim which Ascend Notice of Claim shall set forth (i) a brief description of the nature of the Ascend Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Ascend Third Party Claim at its expense.

(ii)         Defense.  The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(a)(iii) below) and at the Signing Members’ joint expense (calculated on a pro rata ownership basis as of the Closing), by written notice to Ascend, to assume the entire control of, subject to the right of Ascend to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Ascend Third Party Claim as to which such Ascend Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Ascend to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Ascend Third Party Claim:

(A)           The Representative shall diligently and in good faith defend such Ascend Third Party Claim and shall keep the Committee reasonably informed of the status of such defense; provided, however, that the Committee shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned except to the extent the settlement relates solely to monetary damages that are indemnified fully under Section 7.1 by delivery of Escrowed Shares under the Escrow Agreement or otherwise; and

(B)           Ascend and the Committee shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Ascend and the Committee shall make available to the Representative all pertinent information and documents under its control.

(iii)        Limitations of Right to Assume Defense.  The Representative shall not be entitled to assume control of such defense and, subject to the limitations of Section 7.4, shall pay the reasonable fees and expenses of one counsel retained by Ascend or the Committee if the Ascend Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation..

(b)         Third Party Claims against the Andover Indemnitees.  The indemnification obligations and liabilities of Ascend (the “Ascend Indemnifying Party” and sometimes together with the Andover Indemnifying Party(ies) as an indemnifying party under this Article VII, an “Indemnifying Party”) under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an Andover Indemnitee by a Person other than Ascend (a “Andover Third Party Claim” and sometimes together with an Ascend Third Party Claim, a “Third Party Claim”) shall be subject to the following terms and conditions:

(i)          Notice of Claim.  An Andover Indemnitee, acting through the Representative, will give the Committee, as representative of the Ascend Indemnifying Party, prompt written notice after receiving written notice of any Andover Third Party Claim or discovering the liability, obligation or facts giving rise to such Andover Third Party Claim (a “Andover Notice of Claim” and sometimes together with an Ascend Notice of Claim, a “Notice of Claim”) which Andover Notice of Claim shall set forth the same information required for an Ascend Notice of Claim as described above, and Ascend shall be entitled to participate in the defense of Third Party Claim at its expense.

(ii)         Defense.  Ascend shall have the right, at its option (subject to the limitations set forth in subsection 7.2(b)(iii) below) and at its expense, by written notice to the Representative, to assume the entire control of, subject to the right of Representative, on behalf of the Andover Indemnitees, to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Andover Third Party Claim as to which such Andover Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to he Representative to be the lead counsel in connection with such defense. If Ascend is permitted and elects to assume the defense of an Andover Third Party Claim:

(A)           Ascend, through the Committee, shall diligently and in good faith defend such Third Party Claim and shall keep the Representative reasonably informed of the status of such defense; provided, however, that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned except to the extent the settlement relates solely to monetary damages that are indemnified fully under Section 7.2; and

(B)           The Andover Indemnitees and the Representative shall cooperate fully in all respects with the Committee in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Andover Indemnitees and the Representative shall make available to the Committee all pertinent information and documents under its control.

(iii)        Limitations of Right to Assume Defense.  The Representative shall not be entitled to assume control of such defense and, subject to the limitations of Section 7.4, shall pay the reasonable fees and expenses of one counsel retained by Ascend or the Committee if the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation..

(c)         Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by an Indemnitee against an Indemnifying Party shall not affect such Indemnifying Party’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnitee given the Indemnifying Party  prompt notice hereunder. So long as the Indemnifying Party is defending any such action actively and in good faith, the Indemnitee shall not settle such action. The Indemnitee shall make available to the Indemnifying Party all relevant records and other relevant materials required by them and in the possession or under the control of Indemnitee, for the use of the Indemnifying Party and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(d)         Failure to Defend.  If the Indemnifying Party, reasonably promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnitee, subject to the limitations of Section 7.4, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that Indemnifying Party shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(e)         Indemnitee Rights.  Anything in this Section 7.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnitee, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Indemnitee.

(f)          Indemnifying Party Consent. Unless the Indemnifying Party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss; provided that in respect of the Andover Indemnifying Parties, such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.4         Limitations on Indemnification.

(a)         Survival; Time Limitation.  The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by Indemnifying Party to an Indemnitee in connection with this Agreement (including the certificate required to be delivered by Andover Games pursuant to Section 6.3(a), and by Ascend pursuant to Section 6.2(a), as the case may be) shall survive the Closing until the Escrow Release Date (the “Survival Period”).

(b)         Any indemnification claim made by Indemnitee in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, (i) no claim for indemnification under this Article VII shall be brought after the end of the Survival Period, and (ii) the indemnification rights of an Indemnitee under this Article VII shall terminate and be of no further force or effect.

(c)         Deductible.  No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 (the “Deductible”), in which event the amount payable shall be only the amount in excess of the Deductible.

(d)         Aggregate Amount Limitation.  The aggregate liability for Losses pursuant to Section 7.1 or Section 7.2, as the case may be, shall not in any event exceed the Escrow Shares and, in the case of an Ascend Indemnitee, such Ascend Indemnitee shall not have any claim against any Andover Indemnifying Party other than the Escrow Shares during the Escrow Period.

(e)         No Special or Consequential Damages.  In no event shall Losses be deemed to include any special, indirect, consequential or punitive damages.

7.5         Exclusive Remedy.  Ascend on behalf of itself and the other Ascend Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Ascend Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement, and the transactions contemplated hereby, shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII.  Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a Ascend Indemnitees’ right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud (not including negligent misrepresentation).

7.6         Adjustment to Purchase Price.  Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the “purchase price” paid to the stockholders of Andover Games in connection with business combination between Andover Games and Ascend, except as otherwise required by Law.

7.7         Representative Capacities; Application of Escrow Shares. The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the members of Andover Games in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify the Ascend Indemnitees under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to the Ascend Indemnitees as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares.  Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Ascend, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by the Ascend Indemnitees pursuant to this Article VII shall be taken on their behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto. Notwithstanding anything to the contrary contained herein, all Escrow Shares remaining in escrow following the Final Escrow Release Date in excess of the Escrow Shares necessary to satisfy any timely filed claim for indemnification shall be released and delivered to the Persons entitled to them on such date.  Notwithstanding anything to the contrary contained herein, the Representative shall have no liability to Andover Games or any Signing Member or any party hereto for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative.  Ascend shall defend, indemnify and hold harmless the Representative for all losses, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representative of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative.

ARTICLE VIII

TERMINATION

8.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)         by mutual written agreement of Ascend and Andover Games at any time;

(b)         by either Ascend or Andover Games if the Merger shall not have been consummated by February 28, 2012 (the “Outside Closing Date”) provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement (a “Breach”); provided further, however, that so long as Andover Games has not committed a Breach, then Ascend shall promptly and in any event within five (5) Business Days pay Andover Games in cash immediately available funds an amount equal to all of its expenses, costs and other amounts, including without limitation, attorneys’ and accountants’ fees and cost, in an amount not to exceed $100,000, provided that such reimbursement obligation may be satisfied by a set off by Andover Games against any amounts owed to Ascend under the Bridge Note  (the “Ascend Expense Reimbursement Obligation”).

(c)         by either Ascend or Andover Games if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, in such case, Ascend shall be subject to the Ascend Expense Reimbursement Obligation.

(d)         by Andover Games, upon a material breach of any representation, warranty, covenant or agreement on the part of Ascend or Merger Sub set forth in this Agreement (including without limitation, the failure to fund the Bridge Loan as contemplated under Section 5.15), or if any representation or warranty of Ascend or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Ascend or Merger Sub is curable by Ascend or Merger Sub prior to the Closing Date, then Andover Games may not terminate this Agreement under this Section 8.1(d) for the earlier of (i) thirty (30) days after delivery of written notice from Andover Games to Ascend or Merger Sub of such breach, and (ii) the Outside Closing Date, provided Ascend and Merger Sub continues to exercise commercially reasonable best efforts to cure such breach (it being understood that Andover Games may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Ascend or Merger Sub is cured during such cure period); provided, however, in such case, Ascend shall be subject to the Ascend Expense Reimbursement Obligation.

(e)         by Ascend, upon a material breach of any representation, warranty, covenant or agreement on the part of Andover Games or a Signing Member set forth in this Agreement, or if any representation or warranty of Andover Games or a Signing Member shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by Andover Games prior to the Closing Date, then Ascend may not terminate this Agreement under this Section 8.1(e) for the earlier of (i) thirty (30) days after delivery of written notice from Ascend to Andover Games of such breach, and (ii) the Outside Closing Date; provided Andover Games or such Signing Member continues to exercise commercially reasonable best efforts  to cure such breach (it being understood that Ascend may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Andover Games or such Signing Member is cured during such cure period); and

(f)          by either Ascend or Andover Games, if this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of Andover Games Membership Units required under the DLLCA; provided, however, in such case, Ascend shall be subject to the Ascend Expense Reimbursement Obligation.

8.2         Notice of Termination; Effect of Termination.

(a)         Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, such applicable number of days after) the delivery of written notice of the terminating party to the other parties hereto.

(b)         In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following:  (i) Sections 5.7, 5.8, 8.2 and 8.3 (and by reference, the Ascend Expense Reimbursement Obligation) and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein, nor shall.

8.3         Fees and Expenses. Subject to the Ascend Expense Reimbursement Obligation, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that the fees and expenses incurred by Ascend shall not exceed $100,000.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“AAA”	Section 10.8
“Advisors”	Section 5.7
“Affiliate”	Section 10.2(g)
“Agreement”	Heading
“Andover Games”	Heading
“Andover Games Certificates”	Section 1.6(b)
“Andover Games Closing Certificate”	Section 6.3(a)
“Andover Games Membership Units”	Section 1.5(a)

“Andover Games Contracts”	Section 2.8
“Andover Games Intellectual Property”	Section 2.17(b)
“Andover Games Schedule”	Article II Preamble
“Andover Games Trademarks”	Section 2.17(a)
“Andover Games Warrants”	Section 1.5(c)
“Applicable Law”	Recital A
“Approvals”	Section 2.1
“Ascend”	Heading
“Ascend Closing Certificate”	Section 6.2(a)
“Ascend Common Stock”	Section 1.5(a)
“Ascend Contracts”	Section 3.8
“Ascend Indemnitee(s)”	Section 7.1(a)
“Ascend Preferred Stock”	Section 3.12(a)
“Ascend Expense Reimbursement Obligation”	Section 8.1(b)
“Ascend Schedule”	Article III Preamble
“Ascend SEC Reports”	Section 3.3(a)
“Ascend Warrants”	Section 1.5(c)
“Audited Financial Statements”	Section 2.3
“Blue Sky Laws”	Section 1.12(b)(iii)
“Breach”	Section 8.1(b)
“Bridge Loan”	Section 5.15
“Bridge Notes”	Section 5.15
“Business”	Section 4.3(a)(ii)
“Certificate of Merger”	Section 1.2
“Charter Documents”	Section 10.2(i)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K”	Section 5.5(b)
“Closing Press Release”	Section 5.5(b)
“Code”	Section 1.8
“Committee”	Section 1.11(a)
“Competitive Activity”	Section 4.3(a)(iii)
“Confidential Information”	Section 5.7
“Corporate Records”	Section 2.26
“CST&T”	Section 1.10
“Deductible”	Section 7.4(c)
“DGCL”	Recital A
“Disclosure Schedules”	Section 5.12
“Dissenter”	Section 1.14(a)
“Dissenting Shares”	Section 1.14(b)
“Draft Audited Financial Statements”	Section 2.3
“Effective Date”	Section 1.2
“Effective Time”	Section 1.2
“Environmental Laws”	Section 2.24
“ERISA”	Section 2.23
“ERISA Plan”	Section 2.23

“Escrow Agent”	Section 1.10
“Escrow Agreement”	Section 1.10
“Escrow Claims”	Section 1.10
“Escrow Release Date”	Section 1.10
“Escrow Shares”	Section 1.10
“Exchange Act”	Section 1.12(b)(iii)
“Exchange Agent”	Section 1.6(a)
“Existing Private Passive Holdings”	Section 4.3(a)(v)
“FCPA”	Section 2.27
“Financial Statements”	Section 2.3
“First Look Side Letter”	Section 6.3(m)
“First Tranche Financing”	Section 5.18
“Governmental Entity”	Section 10.2(h)
“HSR Act”	Section 2.11
“Indemnifying Party(ies)	Section 7.3
“Initial Bridge Loan”	Section 5.15
“knowledge”	Section 10.2(e)
“Legal Requirements”	Section 10.2(c)
“Lien”	Section 10.2(f)
“Lock Up Agreements”	Section 1.13
“Losses”	Section 7.1(b)
“Marcum”	Section 5.5(b)
“Material Adverse Change”	Section 10.2(b)
“Material Adverse Effect”	Section 10.2(a)
“Merger”	Recital A
“Merger Sub”	Heading
“Merger Sub Units”	Section 3.12(b)
“Merger Transaction”	Section 4.2(a)
“Money Laundering Laws”	Section 2.28
“Noncompetition Period”	Section 4.3(a)(i)
“Notice of Claim”	Section 7.3(b)
“OFAC”	Section 2.29
“Outside Closing Date”	Section 8.1(b)
“Person”	Section 10.2(d)
“Related Parties”	Section 2.32
“Representative”	Section 1.11(b)
“Representation Letters”	Section 1.15
“Restricted Territory”	Section 4.3(a)(iv)
“Schedule 14(f)”	Section 3.9
“Second Bridge Loan”	Section 5.15
“Securities Act”	Section 1.12(b)(iii)
“Signing Form 8-K”	Section 5.5(a)
“Signing Press Release”	Section 5.5(a)
“Signing Members”	Heading
“Survival Period”	Section 7.4(a)
“Surviving Subsidiary”	Section 1.1

“Third Party Claim”	Section 7.3(b)
“Total Financing”	Section 5.18
“Unaudited Financial Statements”	Section 2.3
“U.S. GAAP”	Section 2.3

ARTICLE X

GENERAL PROVISIONS

10.1       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Ascend, to:

Ascend Acquisition Corp.
970 West Broadway, PMB 402
Jackson, Wyoming 83001
Attention:            Chief Executive Officer
Telephone:          (307) 734-2645
Telecopy:            (___) ____
Email (which won’t constitute notice): jledecky@aol.com

with a copy to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8661
Telecopy: 212-818-8881
Email (which won’t constitute notice): JGallant@graubard.com if to Andover Games to:

Andover Games, LLC
509 Duboce Ave
San Francisco, CA 94117
Attention:  Chief Executive Officer
Telephone: (786) 245-3786
Telecopy:  (___) ___ -___
Email (which won’t constitute notice): craig@andoverfund.com with a copy to:

Greenberg Traurig LLP
1900 University Ave., 5th Floor
East Palo Alto, CA 94303
Attention:   Todd Rumberger, Esq.
Telephone: 650-814-9367
Telecopy: 650-328-8508
Email (which won’t constitute notice): rumbergert@gtlaw.com

10.2       Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  For purposes of this Agreement:

(a)         the term “Material Adverse Effect” when used in connection with Andover Games or Ascend, as the case may be, means any change, event, or occurrence, individually or when aggregated with other changes, events, or occurrences, that is materially adverse to the business, properties, financial condition or results of operations of Andover Games or Ascend, as applicable, and their respective Subsidiaries, taken as a whole; provided however that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (B) earthquakes, hurricanes, tornados or other natural disasters, (C) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (D) changes in the general national or regional economic conditions, or (E) any actions arising from actions that Andover Games or Ascend are required to take hereunder; (F) changes in Legal Requirements after the date hereof  .

(b)         the term “Material Adverse Change” when used in connection with Andover Games or Ascend, as the case may be, means: (i) the incurrence of any material liabilities or obligations, direct or contingent, or the entry into any material transactions, or the declaration or payment of any dividends or distributions of any kind with respect to its capital stock; (ii) any change in the capital stock (other than a change in the number of outstanding shares due to the issuance of shares upon the exercise of outstanding options or warrants); (iii) any material change in the short-term or long-term debt, or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock (other than grants of stock options or other equity awards pursuant to outstanding equity incentive plans existing on the date hereof); or (iv) any material adverse change in the business, properties, financial condition or results of operations of such entity.

(c)         the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Andover Games Contracts or Ascend Contracts;

(d)         the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(e)         the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(f)          the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(g)         the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(h)         the term “Governmental Entity” shall mean any United States federal or state court, administrative agency, commission, governmental or regulatory authority or similar body; and

(i)          the term “Charter Documents” when used in connection with Andover Games or Ascend, as the case may be, means such entity’s certificate of incorporation or bylaws, as amended from time to time.

10.3       Counterparts; Electronic Delivery.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery by facsimile or electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4       Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Ascend and Andover Games executed on or about November 17, 2011 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5       Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6       Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8       Arbitration.  Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration.  Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address.  Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”).  The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules.  The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties.  The arbitration shall be conducted in New York City, New York.  The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction.  Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator.  In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties.  Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of Delaware, New Castle County, for such purpose.

10.9       Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10     Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the first sentence of this Section 10.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11     Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.12     Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.13     Currency.  All references to currency amounts in this Agreement shall mean United States dollars.

10.14     Schedules.  The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Schedules and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement.  The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty.  The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business.  The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ASCEND ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky
	Name:	Jonathan J. Ledecky
	Title:	Chief Executive Officer

ASCEND MERGER SUB LLC

By:	/s/ Jonathan J. Ledecky
	Name:	Jonathan J. Ledecky
	Title:	Sole Manager

ANDOVER GAMES, LLC

By:	/s/ Craig dos Santos
	Name:	Craig dos Santos
	Title:	CEO

EACH MEMBER HAS EXECUTED THE
FOLLOWING SIGNATURE PAGE

By his, her or its execution of this Agreement, the following Signing Member, in his, her or its capacity as a member of Andover Games, hereby approves and adopts this Agreement and authorizes Andover Games, its managers and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits.  Such execution shall be deemed to be action taken by the written consent of such Signing Member for purposes of the DLLCA.

/s/ Craig dos Santos
Signature

Name:	Craig dos Santos

Address:

By his, her or its execution of this Agreement, the following Signing Member, in his, her or its capacity as a member of Andover Games, hereby approves and adopts this Agreement and authorizes Andover Games, its managers and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits.  Such execution shall be deemed to be action taken by the written consent of such Signing Member for purposes of the DLLCA.

/s/ Richie Hecker
Signature

Name:	Richie Hecker

Address:

By his, her or its execution of this Agreement, the following Signing Member, in his, her or its capacity as a member of Andover Games, hereby approves and adopts this Agreement and authorizes Andover Games, its managers and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits.  Such execution shall be deemed to be action taken by the written consent of such Signing Member for purposes of the DLLCA.

/s/ Jon Diamond
Signature

Name:	Jon Diamond

Address:

By his, her or its execution of this Agreement, the following Signing Member, in his, her or its capacity as a member of Andover Games, hereby approves and adopts this Agreement and authorizes Andover Games, its managers and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits.  Such execution shall be deemed to be action taken by the written consent of such Signing Member for purposes of the DLLCA.

/s/ Benjamin Lewis
Signature

Name:	Benjamin Lewis

Address:

By his, her or its execution of this Agreement, the following Signing Member, in his, her or its capacity as a member of Andover Games, hereby approves and adopts this Agreement and authorizes Andover Games, its managers and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits.  Such execution shall be deemed to be action taken by the written consent of such Signing Member for purposes of the DLLCA.

/s/ Lee Linden
Signature

Name:	Lee Linden

Address: